FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this "Amendment") is entered into this 29th day of October, 2021, by and between (i) **SILICON VALLEY BANK**, a California corporation ("**Bank**"), (ii) **FLUX POWER, INC.**, a California corporation ("**Flux**"), and (iii) **FLUX POWER HOLDINGS, INC.**, a Nevada corporation ("**Holdings**" and together with Flux, individually and collectively, jointly and severally, "**Borrower**").

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 9, 2020 (as the same may from time to time be further amended, modified, supplemented or restated, the "Loan Agreement").

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 3.3 Covenant to Deliver. Clause (b) of Section 3.3 is deleted in its entirety and replaced with the following:

> "(b) Unless otherwise provided in writing, within thirty (30) days after the Effective Date, the Bank shall have received, in form and substance satisfactory to Bank, the additional insured endorsement to the liability insurance policy in favor of Bank."

2.2 Section 6.3 (Accounts Receivable). Clause (c) of Section 6.3 is deleted in its entirety and replaced with the following:

"(c) Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other "blocked account" as specified by Bank (either such account, the "**Cash Collateral Account**"). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank's right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower's operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder)."

2.3 Section 6.9 (Financial Covenants). Section 6.9 is deleted in its entirety and replaced with the following:

"**6.9 Financial Covenants.**

Maintain at all times, subject to periodic reporting, unless otherwise noted:

(a) Tangible Net Worth. A Tangible Net Worth, measured as of the last day of each month indicated below, of at least the corresponding amount listed below, in each case increasing by fifty percent (50%) of positive quarterly net income, fifty percent (50%) of the proceeds from issuances of equity after the Effective Date and fifty percent (50%) of the principal amount of Subordinated Debt issued or incurred after the Effective Date:

Monthly Period Ending	**Tangible Net Worth**
July 31, 2021 through and including August 31, 2021	$4,250,000.00
September 30, 2021 through the Revolving Line Maturity Date	$13,000,000.00"

2.4 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:

" "**Borrowing Base**" is (a) eighty percent (80%) of Eligible Accounts plus (b) the lesser of (i) fifty percent (50%) of the value of Borrower's Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) One Million Eight Hundred Thousand Dollars ($1,800,000.00); (provided, that in any event amounts requested and/or outstanding under this clause (b) shall at no time exceed thirty percent (30%) of the total amounts requested and/or outstanding hereunder), in each case as determined by Bank from Borrower's most recent Borrowing Base Report

(and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing amount and/or percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value."

" "**Revolving Line**" is an aggregate principal amount not to exceed Six Million Dollars ($6,000,000.00) outstanding at any time."

" "**Revolving Line Maturity Date**" is November 7, 2022."

2.5 **Section 13 (Definitions**). The following new defined terms are hereby inserted alphabetically in Section 13.1:

" "**Net Depositor Balance**" is, at any time, (a) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained with Bank, minus (b) the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line."

" "**Streamline Balance**" is defined in the definition of Streamline Period."

" "**Streamline Period**" is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding month Net Depositor Balance, as determined by Bank in its sole discretion, in an amount at all times greater than One Dollar ($1.00) (the "**Streamline Balance**"); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its sole discretion. Upon the termination of a Streamline Period, Borrower shall maintain the Streamline Balance each consecutive day for one (1) fiscal quarter as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower's election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its sole discretion, that the Streamline Balance has been achieved."

2.6 **Exhibit B (Compliance Certificate).** The Compliance Certificate appearing as **Exhibit B** to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as **Schedule 1** attached hereto.

3. **Limitation of Amendments.**

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent

to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles

relating to or affecting creditors' rights.

5. Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Bank,, as supplemented by that certain First Supplement to Intellectual Property Security Agreement dated as of the date hereof (the "**First Supplement**"), and acknowledges, confirms and agrees that said Intellectual Property Security Agreement, as supplemented, (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

6. Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificates dated as of the date hereof (collectively, the "**Updated Perfection Certificates**"), which Updated Perfection Certificates shall supersede in all respects that certain Perfection Certificates dated as of November 9, 2020 delivered by Borrower to Bank. Borrower and Bank acknowledge and agree that all references in the Loan Agreement to the "Perfection Certificate" shall hereinafter be deemed to be a reference to the Updated Perfection Certificates.

7. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

9. Effectiveness. As a condition precedent to the effectiveness of this Amendment, Bank shall have received the following documents prior to or concurrently with this Amendment, each in form and substance reasonably satisfactory to Bank:

9.1 This Amendment duly executed on behalf of Borrower;

9.2 Duly executed signatures to the completed Borrowing Resolutions for Borrower;

9.3 A good standing certificate of Borrower, certified by the jurisdiction of incorporation of Borrower and each domestic jurisdiction in which Borrower is qualified to do business, dated as of a date no earlier than thirty (30) days prior to the date hereof;

9.4 Certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, which shall be obtained by Bank, accompanied by written evidence (including any Uniform Commercial Code termination statements) that the Liens revealed in any such searched either (i) will be terminated prior to or in connection with this Amendment, or (ii)

will constitute Permitted Liens;

9.5 Evidence reasonably satisfactory to Bank that the insurance policies and endorsements required pursuant to Section 6.7 of the Loan Agreement are in full force and effect;

9.6 Borrower's payment of (i) a fully earned, non-refundable commitment fee of Twenty-Two Thousand Five Hundred Dollars ($22,500.00), which for the avoidance of doubt shall be in addition to the commitment fee referenced in Section 2.5(a) of the Loan Agreement and (ii) Bank's legal fees and expenses incurred in connection with this Amendment;

9.7 The Updated Perfection Certificates of Borrower, together with the duly executed signatures thereto;

9.8 The First Supplement of Borrower, together with the duly executed signatures thereto; and

9.9 such other documents as Bank may reasonably request to effectuate the terms of this Amendment.

10. Post-Closing Requirement. Within thirty (30) days after the date hereof, Borrower shall deliver or cause to be delivered to Bank evidence reasonably satisfactory to Bank that the insurance policies and endorsements required pursuant to Section 6.7 of the Loan Agreement are in full force and effect. Failure to comply with the foregoing requirement within the time period noted shall constitute an Event of Default for which no grace or cure period shall apply.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By: /s/ Joshua Wagner

Name: Joshua Wagner

Title: Vice President

BORROWER

FLUX POWER, INC.

By: /s/ Ronald F. Dutt

Name: Ronald F. Dutt

Title: Chief Executive Officer and President

FLUX POWER HOLDINGS, INC.

By: /s/ Ronald F. Dutt

Name: Ronald F. Dutt

Title: Chief Executive Officer and President